Exhibit 99.1

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July 13, 2018

PG&E’s Stavropoulos to Retire at the End of Third Quarter 2018

SAN FRANCISCO, Calif. — Nick Stavropoulos, 60, announced that he intends to retire from his role as President and Chief Operating Officer of Pacific Gas and Electric Company at the end of September 2018. He will leave his position as a member of the Board of Directors of the utility at that time as well.

Subject to the approval of the utility’s board of directors, the company plans to announce the specifics of its management succession plan, including an updated organizational structure, in a timely fashion to allow for an effective transition period.

"Nick's leadership in driving strong safety performance in our gas organization cannot be overstated. His focus and success made him an obvious choice for leadership of utility operations, and he brought the same passion and commitment to this broader role as well," said Geisha Williams, CEO and President of PG&E Corporation, the parent company of Pacific Gas and Electric Company.

"Looking to the future, we have an exceptionally deep bench of executive talent at PG&E. This has been an area of sustained focus for me, Nick and our boards of directors for many years," Williams noted. For example, the company has driven talent development goals deep into the organization.

“Over the last seven years, we have accomplished so much together on our journey to become one of the safest, most reliable energy companies in the country. As a team, we’ve worked to improve our culture, augment our operations, upskill our people and, most importantly, improve public and employee safety. We know when it comes to continuous improvement and safety, our work will never be complete, and I am confident in this leadership team to guide PG&E’s 23,000 employees on that continued journey,” Stavropoulos said.

Stavropoulos was drawn to the Bay Area and PG&E in 2011 to lead the multi-billion-dollar recovery and restoration effort to enhance the company's natural gas system after the San Bruno explosion. He was promoted to his current role of leading the utility in March 2017.

Stavropoulos is a passionate advocate for workplace safety and safety culture. Since joining PG&E, he has championed independent third-party verification of the company's gas system from a number of different global organizations. Under his leadership, PG&E's gas business has earned or qualified for international certifications including ISO 55000, PAS 55001, API RP 1173, and RC 14001. PG&E is the only North American utility to currently hold all four of these third-party certifications.

Prior to joining PG&E, Stavropoulos served as Executive Vice President and Chief Operating Officer for National Grid, an electricity and natural gas delivery company serving nearly 7 million customers in the Northeast United States. As COO of that company, he was responsible for all aspects of its U.S. gas distribution business. Prior to that role, Stavropoulos was President of KeySpan Energy Delivery. He also held a number of senior leadership positions with successive levels of responsibility, including Chief Financial Officer, at KeySpan's predecessor companies – Colonial Gas Company and Boston Gas.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric energy companies in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation's cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and www.pge.com/en/about/newsroom/index.page.

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